Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING, INC. ANNOUNCES OFFER TO EXCHANGE A PORTION OF ITS 7% SENIOR SUBORDINATED NOTES DUE 2014 FOR NEW NOTES AND CASH

Irving, Texas (February 27, 2009) – Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), an indirect subsidiary of Nexstar Broadcasting Group, Inc. (Nasdaq: NXST), today announced that it is commencing an offer to exchange up to $143,600,000 aggregate principal amount of its outstanding $191,510,000 in aggregate principal amount of 7% Senior Subordinated Notes due 2014 (CUSIP No. 65336YAB9) (the “Old Notes”) in exchange for (i) up to $143,600,000 in aggregate principal amount of Nexstar Broadcasting’s 7% Senior Subordinated PIK Notes due 2014 (the “New Notes”), to be guaranteed by each of the existing guarantors to the Old Notes, and (ii) cash.

The exchange offer is being conducted upon the terms and subject to the conditions set forth in the Offering Memorandum dated February 27, 2009 (the “Offering Memorandum”) and the related letter of transmittal. The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The exchange offer is only made, and copies of the offering documents will only be made available, (1) to holders of the Old Notes who have certified certain matters to Nexstar Broadcasting, including their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act, or (2) outside the United States, to holders of Old Notes who are non-U.S. persons in compliance with Regulation S under the Securities Act.

The total exchange price to be received by tendering holders of the Old Notes in the exchange offer will include an early participation payment of $30.00 per $1,000 principal amount of Old Notes payable only to holders who tender their Old Notes at or before 5:00 p.m. New York City time on March 10, 2009, subject to extension (referred to as the “early participation date”), which is in addition to the $93.10 per $1,000 principal amount of Old Notes payable to all holders who validly tender their Old Notes on or prior to March 26, 2009 (referred to as the “expiration date”). The early participation payment will be paid in the exchange offer only to eligible holders who validly tender their Old Notes on or prior to the early participation date and do not validly withdraw their tenders. Holders who validly tender their Old Notes after the early participation date and on or prior to the expiration date will only be eligible to receive $93.10 per $1,000 principal amount of Old Notes tendered.

The exchange offer will expire at 12:00 midnight, New York City time, on March 26, 2009, unless extended or terminated. Tenders of Old Notes in the exchange offer may be validly withdrawn at any time prior to the early participation date of that exchange offer, but will thereafter be irrevocable, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by Nexstar Broadcasting). Tenders submitted in the exchange offer after the early participation date of that exchange offer will be irrevocable except in the limited circumstances referred to in the preceding sentence.

We will pay interest on the New Notes on January 15 and July 15 of each year, commencing on July 15, 2009. However, prior to January 15, 2011, the interest on the New Notes will not be cash interest. From the date of issuance through January 15, 2011, interest will accrue on the New Notes entirely by issuing additional New Notes, which we refer to as “PIK Interest.” PIK Interest will accrue on the New Notes at an annual rate equal to 0.5%, calculated on a semi-annual bond equivalent basis, such that as of January 15, 2011, the total principal amount of all New Notes received in connection with the exchange offer (including those received as PIK Interest) will equal $1,000. The PIK Interest will accelerate if the New Notes are accelerated. From and after January 15, 2011, the New Notes (including those received as PIK Interest) will accrue interest at an annual rate equal to 7% and will be payable semi-annually in arrears in cash on each January 15 and July 15 of each year, commencing on July 15, 2011.

The exchange offer is subject to certain conditions, including the minimum tender condition, that Nexstar Broadcasting receive valid tenders, not validly withdrawn, of at least $114,900,000 of the aggregate principal amount of Old Notes. These conditions also include the condition that nothing has occurred or may occur that would or might, in Nexstar Broadcasting’s reasonable judgment, prohibit, prevent or delay the exchange offer or impair Nexstar Broadcasting from realizing the anticipated benefits of the exchange offer. Nexstar Broadcasting may waive any of these conditions in its sole discretion.

Documents relating to the exchange offer will only be distributed to holders of Old Notes who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. No recommendation is made as to whether holders of Old Notes should tender their Old Notes.

Forward-Looking Statements

Statements in this news release which are not purely historical facts, including statements about forecasted financial projections (such as changes in net revenue) or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies in the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, its ability to service and refinance its outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see its filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Contact:

Matt Devine	Joseph Jaffoni, Ratula Roy
Executive Vice President and Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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